UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

CIL&D, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., 4th Floor

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Liquidation Manager. The provisions of the Amended and Restated Liquidation Manager Agreement between CIL&D, LLC (formerly known as “Kaiser Ventures LLC”) and Richard E. Stoddard (the “Liquidation Manager”) dated effective April 10, 2013, (“Agreement”) provide that the monthly consulting fee payable to the Liquation Manager shall terminated on June 30, 2014, but that such date could be extended by the Member Representative until December 31, 2014, if the Member Representative reasonably concludes that one or both conditions to such extension as set forth in the Agreement are met. First, the monthly consulting fee can be extended if a sale of all material Eagle Mountain assets has not occurred on or prior to June 30, 2014, and the sale of the remaining material Eagle Mountain assets is reasonably likely to occur on or before December 31, 2014. The Company continues to explore and pursue possible transactions with regard to the Eagle Mountain assets and the Company’s subsidiaries that own the Eagle Mountain assets. The Company is in active negotiations with several parties involving the Eagle Mountain assets, including, but not limited to, several parties that would materially expand the current mining at Eagle Mountain. Second, the monthly consulting fee can also be extended if there are material uncertainties with regard to the final liquidation of the Company such as the final resolution of all claims. The Member Representative, Terry L. Cook, has concluded that in his judgment the specified condition(s) to extend the monthly consulting fee to the Liquation Manager through and including December 31, 2014, have been met.

Executive Vice President. The Transition Employment Agreement with Terry L. Cook dated effective February 1, 2013, will be continuing on a month-to-month basis after June 30, 2014. In addition, the base salary payable to Mr. Cook under his Transition Employment Agreement was reduced from $100,000 to $40,000 effective as May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: July 3, 2014	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

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